Exhibit 99

Snap-on Announces First Quarter 2023 Results

Sales of $1,183.0 million up 7.8% from Q1 2022, organic sales up 10.2%;

Operating margin before financial services of 22.0% improves 170 basis points;

Diluted EPS of $4.60 increases 15.0% from Q1 2022

KENOSHA, Wis.--(BUSINESS WIRE)--April 20, 2023--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2023.

  Net sales of $1,183.0 million in the first quarter of 2023 represented an increase of $85.2 million, or 7.8%, from 2022 levels, reflecting a $109.2 million, or 10.2%, organic sales gain, partially offset by $24.0 million of unfavorable foreign currency translation.
  Operating earnings before financial services for the quarter of $259.8 million compared to $223.1 million in 2022. As a percentage of net sales, operating earnings before financial services of 22.0% in the first quarter improved 170 basis points from 20.3% last year.
  Financial services revenue in the quarter of $92.6 million compared to $87.7 million in 2022; financial services operating earnings of $66.3 million compared to $70.4 million last year.
  Consolidated operating earnings for the quarter of $326.1 million, or 25.6% of revenues (net sales plus financial services revenue), compared to $293.5 million, or 24.8% of revenues, last year.
  The first quarter effective income tax rate was 23.1% in 2023 and 23.7% in 2022.
  Net earnings in the quarter of $248.7 million, or $4.60 per diluted share, compared to net earnings of $217.4 million, or $4.00 per diluted share, a year ago.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.

“We’re again encouraged by our performance, achieved against the general uncertainty and turbulence of these times. Our results validate the extraordinary resilience of our critical markets and demonstrate the ongoing and upward momentum present across our operations,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “Our experienced and capable team overcame the difficulties of the day, further building our strategic and tactical advantages in our product and in our brand, all while maintaining our established trajectory of continuing progress. We believe our quarter is clear testimony to the abundant opportunities along our runways for growth. Our businesses serving critical industries are well positioned to extend our activities outside the garage, and within automotive repair, we are poised to sustain our advance in that robust market, by enhancing the van channel and expanding with repair shop owners and managers. At the same time, we believe the period confirms the power of our Snap-on Value Creation Processes and our considerable capacity for improvement. Finally, I want to thank our franchisees and our associates worldwide for their valuable contributions, for their steadfast dedication, and for their unfailing confidence in our future.”

Segment Results

Commercial & Industrial Group segment sales of $363.8 million in the quarter compared to $340.1 million last year, reflecting a $36.2 million, or 11.1%, organic sales gain, partially offset by $12.5 million of unfavorable foreign currency translation. The organic increase is primarily due to gains in sales to customers in critical industries, as well as higher activity in the segment’s specialty tools and European-based hand tools businesses.

Operating earnings of $55.8 million in the period, including $2.0 million of unfavorable foreign currency effects, compared to $45.7 million in 2022. The operating margin (operating earnings as a percentage of segment sales) of 15.3% improved 190 basis points from 13.4% last year.

Snap-on Tools Group segment sales of $537.0 million in the quarter compared to $512.1 million last year, reflecting a $32.0 million, or 6.3%, organic sales gain, partially offset by $7.1 million of unfavorable foreign currency translation. The organic increase is primarily due to higher sales in the U.S. franchise operations.

Operating earnings of $131.7 million in the period, including $6.1 million of unfavorable foreign currency effects, compared to $116.0 million in 2022. The operating margin of 24.5% improved 180 basis points from 22.7% last year.

Repair Systems & Information Group segment sales of $446.6 million in the quarter compared to $398.2 million last year, reflecting a $54.4 million, or 13.9%, organic sales increase, partially offset by $6.0 million of unfavorable foreign currency translation. The organic gain includes increased sales of undercar equipment, higher activity with OEM dealerships, and higher sales of diagnostic and repair information products to independent repair shop owners and managers.

Operating earnings of $104.6 million in the period, including $0.5 million of favorable foreign currency effects, compared to $91.6 million in 2022. The operating margin of 23.4% compared to 23.0% a year ago.

Financial Services operating earnings of $66.3 million on revenue of $92.6 million in the quarter compared to operating earnings of $70.4 million on revenue of $87.7 million a year ago. Originations of $300.9 million in the first quarter increased $55.3 million, or 22.5%, from 2022 levels.

Corporate expenses in the first quarter of $32.3 million compared to $30.2 million last year.

Outlook

We believe that our markets and our operations possess and have demonstrated continuing and considerable resilience against the uncertainties of the current environment. In 2023, Snap-on expects to make ongoing progress along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, it is projected that capital expenditures in 2023 will approximate $100 million, of which $23.0 million was incurred in the first three months of the year.

Snap-on currently anticipates that its full year 2023 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on April 20, 2023, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, April 20, 2023, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer, and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.5 billion in 2022, and is headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Three Months Ended
	April 1,	April 2,
	2023	2022

Net sales	$1,183.0	$1,097.8
Cost of goods sold	(593.4)	(563.5)
Gross profit	589.6	534.3
Operating expenses	(329.8)	(311.2)
Operating earnings before financial services	259.8	223.1

Financial services revenue	92.6	87.7
Financial services expenses	(26.3)	(17.3)
Operating earnings from financial services	66.3	70.4

Operating earnings	326.1	293.5
Interest expense	(12.4)	(11.6)
Other income (expense) – net	15.2	8.3
Earnings before income taxes	328.9	290.2
Income tax expense	(74.6)	(67.5)
Net earnings	254.3	222.7
Net earnings attributable to noncontrolling interests	(5.6)	(5.3)
Net earnings attributable to Snap-on Inc.	$248.7	$217.4

Net earnings per share attributable to Snap-on Inc.:
Basic	$4.69	$4.07
Diluted	4.60	4.00

Weighted-average shares outstanding:
Basic	53.0	53.4
Effect of dilutive securities	1.1	0.9
Diluted	54.1	54.3

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Three Months Ended
	April 1,	April 2,
	2023	2022
Net sales:
Commercial & Industrial Group	$363.8	$340.1
Snap-on Tools Group	537.0	512.1
Repair Systems & Information Group	446.6	398.2
Segment net sales	1,347.4	1,250.4
Intersegment eliminations	(164.4)	(152.6)
Total net sales	1,183.0	1,097.8
Financial Services revenue	92.6	87.7
Total revenues	$1,275.6	$1,185.5

Operating earnings:
Commercial & Industrial Group	$55.8	$45.7
Snap-on Tools Group	131.7	116.0
Repair Systems & Information Group	104.6	91.6
Financial Services	66.3	70.4
Segment operating earnings	358.4	323.7
Corporate	(32.3)	(30.2)
Operating earnings	326.1	293.5
Interest expense	(12.4)	(11.6)
Other income (expense) – net	15.2	8.3
Earnings before income taxes	$328.9	$290.2

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	April 1,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$833.8	$757.2
Trade and other accounts receivable – net	782.4	761.7
Finance receivables – net	572.1	562.2
Contract receivables – net	105.8	109.9
Inventories – net	1,049.1	1,033.1
Prepaid expenses and other assets	138.0	144.8
Total current assets	3,481.2	3,368.9

Property and equipment – net	516.3	512.6
Operating lease right-of-use assets	61.5	61.5
Deferred income tax assets	73.1	70.0
Long-term finance receivables – net	1,197.1	1,170.8
Long-term contract receivables – net	387.8	383.8
Goodwill	1,050.6	1,045.3
Other intangibles – net	273.3	275.6
Pension assets	71.8	70.6
Other assets	12.9	13.7
Total assets	$7,125.6	$6,972.8

Liabilities and Equity
Notes payable	$18.2	$17.2
Accounts payable	283.1	287.0
Accrued benefits	65.3	58.6
Accrued compensation	68.6	98.6
Franchisee deposits	72.5	73.8
Other accrued liabilities	491.3	436.4
Total current liabilities	999.0	971.6

Long-term debt	1,184.0	1,183.8
Deferred income tax liabilities	85.3	82.1
Retiree health care benefits	22.9	23.4
Pension liabilities	72.7	78.6
Operating lease liabilities	44.9	44.7
Other long-term liabilities	84.4	85.1
Total liabilities	2,493.2	2,469.3

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.5	67.4
Additional paid-in capital	500.2	499.9
Retained earnings	6,458.1	6,296.2
Accumulated other comprehensive loss	(510.6)	(528.3)
Treasury stock at cost	(1,905.0)	(1,853.9)
Total shareholders' equity attributable to Snap-on Inc.	4,610.2	4,481.3
Noncontrolling interests	22.2	22.2
Total equity	4,632.4	4,503.5
Total liabilities and equity	$7,125.6	$6,972.8

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Three Months Ended
	April 1,	April 2,
	2023	2022
Operating activities:
Net earnings	$254.3	$222.7
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.0	18.5
Amortization of other intangibles	6.9	7.2
Provision for losses on finance receivables	14.2	6.3
Provision for losses on non-finance receivables	5.0	3.8
Stock-based compensation expense	10.2	9.0
Deferred income tax provision (benefit)	(0.2)	2.3
Gain on sales of assets	(0.2)	(2.7)
Changes in operating assets and liabilities:
Trade and other accounts receivable	(22.9)	(53.1)
Contract receivables	0.2	9.7
Inventories	(13.2)	(61.7)
Prepaid expenses and other assets	1.7	1.9
Accounts payable	(0.5)	24.1
Accruals and other liabilities	28.1	5.9
Net cash provided by operating activities	301.6	193.9

Investing activities:
Additions to finance receivables	(257.1)	(205.5)
Collections of finance receivables	207.5	215.6
Capital expenditures	(23.0)	(20.2)
Disposals of property and equipment	0.5	3.8
Other	(0.8)	(0.3)
Net cash used by investing activities	(72.9)	(6.6)

Financing activities:
Net increase in other short-term borrowings	0.8	2.3
Cash dividends paid	(86.1)	(75.7)
Purchases of treasury stock	(87.2)	(28.8)
Proceeds from stock purchase and option plans	32.8	5.8
Other	(12.4)	(9.9)
Net cash used by financing activities	(152.1)	(106.3)

Effect of exchange rate changes on cash and cash equivalents	—	0.1
Increase in cash and cash equivalents	76.6	81.1

Cash and cash equivalents at beginning of year	757.2	780.0
Cash and cash equivalents at end of period	$833.8	$861.1

Supplemental cash flow disclosures:
Cash paid for interest	$(13.6)	$(13.8)
Net cash paid for income taxes	(13.3)	(18.0)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	April 1,	April 2,	April 1,	April 2,
	2023	2022	2023	2022

Net sales	$1,183.0	$1,097.8	$—	$—
Cost of goods sold	(593.4)	(563.5)	—	—
Gross profit	589.6	534.3	—	—
Operating expenses	(329.8)	(311.2)	—	—
Operating earnings before financial services	259.8	223.1	—	—

Financial services revenue	—	—	92.6	87.7
Financial services expenses	—	—	(26.3)	(17.3)
Operating earnings from financial services	—	—	66.3	70.4

Operating earnings	259.8	223.1	66.3	70.4
Interest expense	(12.4)	(11.6)	—	—
Intersegment interest income (expense) – net	15.7	14.9	(15.7)	(14.9)
Other income (expense) – net	15.2	8.3	—	—
Earnings before income taxes and equity earnings	278.3	234.7	50.6	55.5
Income tax expense	(61.5)	(53.2)	(13.1)	(14.3)
Earnings before equity earnings	216.8	181.5	37.5	41.2
Financial services – net earnings attributable to Snap-on	37.5	41.2	—	—
Net earnings	254.3	222.7	37.5	41.2
Net earnings attributable to noncontrolling interests	(5.6)	(5.3)	—	—
Net earnings attributable to Snap-on	$248.7	$217.4	$37.5	$41.2

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	April 1,	December 31,	April 1,	December 31,
	2023	2022	2023	2022
Assets
Cash and cash equivalents	$833.4	$757.1	$0.4	$0.1
Intersegment receivables	20.1	13.4	—	—
Trade and other accounts receivable – net	781.2	761.1	1.2	0.6
Finance receivables – net	—	—	572.1	562.2
Contract receivables – net	5.8	5.9	100.0	104.0
Inventories – net	1,049.1	1,033.1	—	—
Prepaid expenses and other assets	142.7	149.2	6.0	5.8
Total current assets	2,832.3	2,719.8	679.7	672.7

Property and equipment – net	513.6	510.7	2.7	1.9
Operating lease right-of-use assets	60.2	60.1	1.3	1.4
Investment in Financial Services	367.7	363.9	—	—
Deferred income tax assets	51.1	48.4	22.0	21.6
Intersegment long-term notes receivable	654.3	635.9	—	—
Long-term finance receivables – net	—	—	1,197.1	1,170.8
Long-term contract receivables – net	9.5	9.6	378.3	374.2
Goodwill	1,050.6	1,045.3	—	—
Other intangibles – net	273.3	275.6	—	—
Pension assets	71.8	70.6	—	—
Other assets	27.0	27.1	0.1	0.1
Total assets	$5,911.4	$5,767.0	$2,281.2	$2,242.7

Liabilities and Equity
Notes payable	$18.2	$17.2	$—	$—
Accounts payable	281.3	285.8	1.8	1.2
Intersegment payables	—	—	20.1	13.4
Accrued benefits	65.3	58.6	—	—
Accrued compensation	66.8	95.6	1.8	3.0
Franchisee deposits	72.5	73.8	—	—
Other accrued liabilities	466.7	420.8	35.3	25.8
Total current liabilities	970.8	951.8	59.0	43.4

Long-term debt and intersegment long-term debt	—	—	1,838.3	1,819.7
Deferred income tax liabilities	85.3	82.1	—	—
Retiree health care benefits	22.9	23.4	—	—
Pension liabilities	72.7	78.6	—	—
Operating lease liabilities	43.9	43.6	1.0	1.1
Other long-term liabilities	83.4	84.0	15.2	14.6
Total liabilities	1,279.0	1,263.5	1,913.5	1,878.8

Total shareholders' equity attributable to Snap-on	4,610.2	4,481.3	367.7	363.9
Noncontrolling interests	22.2	22.2	—	—
Total equity	4,632.4	4,503.5	367.7	363.9
Total liabilities and equity	$5,911.4	$5,767.0	$2,281.2	$2,242.7

* Snap-on with Financial Services presented on the equity method.

Contacts

Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793